Franchise Engagement Agreement

Party A:	Chongqing Jiafu Health Industry Co., Ltd (“Party A” or “the Franchiser”)
Address:	28 West Binjiang Road, Ronghua-Guangcai Complex, Building C, Rm. 8, Jijiang Community Office, Jiangjin District, Chongqing.
Legal Representative:             GUO Jiafu

Party B:	_______________ (“Party B” or “the Franchisee”)
For an individual proprietor: Proprietor’s name:_____________Address:_________
For a corporation: Legal Representative:________________ Address:______________

WHEREAS: Party A is a professional organization operating health and recreation spas and has good reputation and brand within the profession. THEREFORE: Through mutual and equal consultation, Party A agrees to grant Party B to use its brand name, trademark, products, proprietary technology and operating style; and Party B agrees to operate its business under Party A’s unified brand image, unified business model, and unified operation direction.  In order to define both parties’ rights and obligations in this franchised business operation, both parties hereby enter into this Franchise Agreement (“the Agreement”) for compliance.

Article 1              General Provisions

1.1
Party A and Party B are legal business operators who are independent and assume full responsibility for their own profits or losses. Within the term of the contract, both parties do not have any subordination, investment, employment or contracting relationships. The employees of the franchised business do not belong to the Headquarter, and the Headquarter does not assume any responsibility for their employment, except for those sent by the Headquarter.

1.2
Party B is an independent economic entity, who conscientiously protects the Franchiser’s interest, complies with the Franchiser’s unified arrangement and management, and evidently consolidates proprietary market and management. Subject to the Franchiser’s supervision and direction, Party B conducts independent operation and practices independent business accounting.

13          This agreement is governed and protected by PRC laws.

Article 2              Franchising Method and Content

2.1
Party B voluntarily applies for becoming a franchisee of Chongqing Jiafu Health Industry Co., Ltd. Upon Party A’s authorization granted to Party B, Party B raises capital on its own to open up (establish) or operate the franchised business.

The Franchisee’s Name:  ____________________ (“the Franchisee”)

Registered Location:
Legal Representative:
Title:
Nature of Business:
Business Operation Area:
Business Address:	Xinshun Avenue, Yixin Jiayuan , Building 5, Entrance 5. Shunyi District, Beijing.
Zip Code:
Contact Telephone:

2.2         Party A authorizes the franchise privilege to Party B and provides the franchising system as follows:

1)           Party A owns the right to use the registered brand name and can use Party B’s spa located at Xinshun Avenue, Yixin Jiayuan , Building 5, Entrance 5, Shunyi District, Beijing within the time limit of use that is the same as the term prescribed hereunder. Party A warrants that no other franchise of the same brand name will be opened  within two kilometers surrounding Party B’s spa, and that this authorization is non-exclusive.

2)           A full set of brand-image design and franchise system specification;
4)           __________training of proprietary technology (if applicable);
5)           Unified operation and management model;
6)           Unified technology-quality standards and service-quality standards.

2.3         The Franchisee’s scope of business is: __________________

Article 3	Franchising Fee and Training Fee

3.1	Party B shall pay RMB one million, in a lump sum, to Party A for the franchising fee within three (3) days after this agreement is executed.

3.2	Within the term of this agreement, Party B shall pay a quarterly franchise royalty of _____(RMB) to Party A within five (5) days after the quarter ends.

3.3
Within the term of this agreement, in the event Party A dispatches technicians to do training at the Franchisee, Party B shall assume the incurred expenses of food, accommodations, transportation and traveling allowance (of￥___ /person/day) for the sent technicians. In the event Party B sends its staff to a location designated by Party A for concentrated training, Party B shall bear such expenses as food, accommodations, transportation, and traveling allowance on its own.

3.4	The bank account information of Party A hereto is as follows:
Bank Name:
Account Number:
Account Name:

Article 4	Party A’s Rights and Obligations

4.1
For all the items listed under Provision 2.2 hereof  which Party A shall provide within the term of this agreement, Party A holds their ownership and intellectual property right. The franchised enterprise only holds the use right. Without Party A’s written consent, Party B and the franchised enterprise may not expand the use.

4.2	Party A has the right to conduct inspection, supervision, evaluation and examination, of any manner and at any time, on the service quality and product quality of the franchised enterprise.

4.3	Party A has the right to collect the franchising fee and franchise-use fee from Party B.

4.4
Party A, or a third party designated by Party A, has the right to acquire all of Party B’s proprietor’s assets (including but not limited to: equipment, intellectual property, and information about its business, clients and suppliers) and employees, and shall take over all the effective contracts that Party B has not fulfilled. Both Party A and Party B have hereby agreed to enter into an Asset Acquisition Agreement with regard to such asset acquisition, as an attachment hereto.

4.5	Party A has the obligation to provide all documents needed for establishing a franchised enterprise.

4.6	Party A has the obligation to provide business instruction to assist the franchised enterprise in solving managerial and technical problems arising from the business operation.

Article 5              Party B’s and the Franchised Enterprise’ Rights and Obligations

5.1
In the event the franchisee has not been established yet, Party B shall assume all responsibility to complete all the procedures needed for establishing a franchised enterprise, and shall remodel the business facility in accordance with Party A’s requirements, in order to satisfy Party A’s acceptance standards as well as the operating conditions for the franchise opening. If the franchisee has been already established, Party B shall remodel the business facility in accordance with Party A’s requirements, as to satisfy Party A’s acceptance standards.

5.2
In the event Party B, or the Franchisee, experiences significant changes such as selling majority assets or changing the owner, Party B shall notify Party B within ten (10) days; Party B shall obtain Party A’s written consent before Party B can change its business facility or scope of business.

5.3	Party B shall ensure that the Franchisee conducts business operation and management in accordance with Party A’s management specification and service standards.

5.4	Party B shall not use the franchise privilege outside the franchised business, and shall not transfer or grant the use right of the franchise privilege to any other party.

5.5
Party B and the franchised enterprise shall not operate, sell or use the products or services of Party A’s competitors, but must sell and use products and services provided by Party A or produced by a third party appointed or approved by Party A.

5.6
Upon the expiration or termination of this agreement, without Party A’s written consent, Party B and the franchised enterprise may not continue using Party A’s brand name or other proprietary technology; may not register for a new product or service brand similar to Party A’s registered ones; may not register for a new-enterprise name or trademark that is the same or closely similar to Party A’s; and may not use Party A’s registered brand name, trademark, or its business facility’s decorating symbols/signs into same similar products or services.

5.7
Upon Party A’s request notice, Party B shall sell all its proprietor’s assets (including but not limited to: equipment, intellectual property, and information about its business, clients and suppliers) and employees to Party A or a third party designated by Party A, and shall take over all the effective contracts that have not been fulfilled. Party B shall agree to enter into an Asset Acquisition Agreement, attached hereto, with Party A or a third party designated by Party A.

Article 6	Management Policies for the Franchisee

6.1	The Franchisee shall implement the management policies and practice standards developed by Party A.

6.2	The Franchisee shall strictly implement the health-care industry standards formulated by the sate.

Article 7	Staff Sent by Party A

Party A may, when necessary, dispatch managers or technicians to Party B at any time, and Party B shall agrees to Party A’s dispatch.

Article 8	Use of Trademarks

8.1	In this agreement, the term below is defined as follows:

“Trademark” hereof indicates various trademarks that Party A has registered and any signs or symbols related to these trademarks.
8.2
Party A is the legal owner of the trademark “Jiafu Fuqiao” (“the Trademark”). Within one month after this agreement is executed, Party B shall entered into a License Agreement for the Use of Trademarks with Party A. Party B shall ensure that the Franchisee will comply with all the provisions in connection with the franchise license.

8.3
If problems of service or product quality are caused by Party B and its franchise enterprise’s own operation or management, which results in damage to Party A’s trademarks, then Party B shall bear the compensation for Party A’s economic loss.

8.4
Party B and the franchised enterprise may not expand the use range of the Trademarks in any form or manner; may not make or use any trademarks that is similar to or transformed from the Trademarks hereunder; and may not apply for the registration of the Trademarks in any manner or name in other countries or regions.

8.5
Without Party A’s written consent, Party B and the franchised enterprise may not use special products with Party A’s trademarks outside the franchised enterprise, or engage in any activity that may damage Party A’s name.

Article 9	Confidentiality

9.1
Party B and the franchised enterprise shall classify the materials Party A provided for fulfilling this agreement secret, and shall treat the materials as confidential. Without Party A’s prior written consent, Party B and the franchised enterprise  shall not copy, record or reveal such materials to others in any manner.

9.2
Party B and the franchised enterprise warrant that, within the effective term of the agreement and through three years after the expiration of the agreement, they will not reveal any confidential information, knowledge, operation manner of which they have become aware to other individuals, organizations or corporations for their interests.

Article 10	Default and Penalty

10.1
Upon the execution of this agreement, both parties shall not breach the agreement by any excuse. If there is evidence of a breach of agreement by either party, then the default party shall be liable for breach of agreement in accordance with the PRC laws and regulations and responsible for the compensation for the resulting economic losses caused to the other party.

10.2
When Party B or the franchised enterprise experience any of the following events, Party A has the right to terminate the agreement and to demand Party B’s compensation for the resulting economic losses:

(a)	Broadening the use range of the trademarks or using them in combination with other trademarks without Party A’s prior consent;
(b)	Permitting, transferring, subletting, or reselling the trademarks to others for production or utilization;

(c)	Voluntarily (re)producing or using trademarks that are similar to or variant from the authorized ones;
(d)	Lowering the service quality of the franchised enterprise, which results in exposure and criticism by mass media or serious complaints by customers.
(e)	The franchised enterprise fails to pay the franchising fee in accordance with the provisions hereof for two consecutive months;
(f)	Party B refuses to accept Party A’s supervision in accordance with its management system, or prevents Party A’s inspection;
(g)	Voluntarily modifying the subject of the rights or obligations specified hereunder.

Article 11	Rescission and Termination of the Agreement

11.1	When Party A experiences any of the following events and then issues a written notice to Party B, the agreement can be rescinded:

(a)	Party B has its material assets transferred to others, or in divided or merged conditions.
(b)	Party B voluntarily transfers the franchised enterprise, or unilaterally modifies the location or scope of business of the franchised enterprise;
(c)	Party B or the franchised enterprise violates the management standards or procedures that Party A specified for the franchised enterprise.

11.2
Upon the expiration of the agreement, if Party B requests for continued operation, Party B shall submit its request in writing to Party A within two months prior to the expiration date. If Party A approves the request, both parties shall renew the agreement; If Party A does not approve the request or Party B does not submit the request, the agreement shall terminate automatically on the expiration date of the agreement.

11.3	Upon early rescission or expiration of the agreement, Party B shall fully discharge all the fees payable to Party A within five days after the rescission or expiration date.

11.4
Party B shall return both the confidential materials of commercial technology and other objects imprinted with Party A’s business symbol, trademarks, or brand names to Party A within ten days after the rescission or expiration date of the agreement.

11.5
Upon rescission or termination of the agreement, Party B shall immediately stop all the activities of the franchised enterprise or any commercial propagandas of any form for the franchised enterprise; and shall stop using Party A’s trademarks, products, symbols (including other trademarks, products or symbols that are similar or commonly confused with those of Party A’s).

Article 12	Force Majeure

In this agreement, Force Majeure include but with no limitation to: natural disasters, fires, flood, wars, government actions, accidents and other incidents unforeseeable or uncontrollable to both parties.  In the event the agreement cannot be performed or fulfilled due to force majeure, Party A or Party B shall notify the other party in writing of the event. Both parties shall be responsible for early rescission caused by force majeure specified in this provision.

Article 13	Resolution of Dispute

In the course of performing the agreement, if both parties hold disputes,  they shall be settled through consultations. If such consultation fails, they shall be submitted to the Arbitration Committee for arbitration. The arbitration award shall be final and binding on both parties.

Article 14	Term of the Agreement

The term of the agreement is five (5) years, beginning on _____________ and ending on _______________.

Article 15	Supplementary Provisions

15.1	The agreement is executed in two originals, with one to Party A and one to Party B. They take effect from the execution date of the agreement.

15.2	For matters not covered hereunder, supplemental agreements may be entered, which have the same legal effects as this agreement.

In witness whereof Party A and Party B have signed this agreement on the date specified at the outset hereof.

Party A:	Chongqing Jiafu Health Industry Co., Ltd
Seal:	Company seal imprinted
Signature of Authorized Representative:

Party B:
Signature or Seal: